Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements combine the historical consolidated financial information of MAXIMUS, Inc. (the “Company”) and the financial statements of General Dynamics Information Technology's citizen engagement centers business (the “Acquired Business”), acquired by the Company on November 16, 2018. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2018, gives effect to the acquisition of the Acquired Business as if the acquisition had been consummated at October 1, 2017. The unaudited pro forma condensed combined balance sheet at September 30, 2018, gives effect to the acquisition of the Acquired Business as if the acquisition had been consummated on that date. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting.

The Company’s historical financial information was derived from its audited consolidated financial statements for the year ended September 30, 2018 (as filed in its Annual Report on Form 10-K with the Securities and Exchange Commission on November 20, 2018). The Company’s historical financial statements used in preparing the unaudited pro forma financial data are summarized and should be read in conjunction with its historical financial statements and risk factors, all of which are included in the filing with the Securities and Exchange Commission noted above.

The Acquired Business' full year financial information was derived from its audited financial statements for the year ended December 31, 2017 and its interim financial statements for the nine months ended September 30, 2018 and October 1, 2017. The Acquired Business was referred to as the "General Dynamics Contact Center Business - a Business of General Dynamics Corporation" prior to the Acquisition.

The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable, as described in the accompanying notes. The Company is providing the unaudited pro forma condensed combined information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined companies will experience. The unaudited pro forma condensed combined statements of operations do not give effect to any cost savings or operating synergies that may result from the acquisition or the costs to achieve such cost savings or operating synergies. They also omit transaction costs related to the Acquisition.

The Company is still in the process of completing assessments of the fair value of the assets and liabilities acquired. Changes to these estimated fair values may occur. In addition, the purchase price is estimated based upon the working capital acquired. In the pro forma condensed combined balance sheet, the Company has estimated a purchase price based upon the working capital at September 30, 2018. Working capital balances differed on the actual date of the acquisition.

MAXIMUS, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2018

(In thousands, except per share data)

	The Company	The Acquired Business [3a]	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,392,236	$666,065	$(41,478)	[3b]	$3,016,823
Cost of revenue	1,797,851	581,218	(42,379)	[3b]	2,336,249
			(441)	[3c]
Gross profit	594,385	84,847	1,342		680,574
Selling, general and administrative expenses	285,241	56,495	(547)	[3d]	341,189
Amortization of intangible assets	10,308	2,019	(2,019)	[3e]	34,628
			24,320	[3f]	1
Restructuring costs	3,353	—	—		3,353
Operating income	295,483	26,333	(20,412)		301,404
Interest expense	1,000	—	3,862	[3g]	4,862
Other income, net	4,726	—	(2,529)	[3h]	2,197
Income/(loss) before income taxes	299,209	26,333	(26,803)		298,739
Provision for income taxes	78,393	5,072	(5,211)	[3i]	78,254
Net income/(loss)	220,816	21,261	(21,592)		220,485
Loss attributable to noncontrolling interests	65	—	—		65
Net income attributable to MAXIMUS	$220,751	$21,261	$(21,592)		$220,420
Basic earnings per share attributable to MAXIMUS	$3.37				$3.37	[3j]
Diluted earnings per share attributable to MAXIMUS	$3.35				$3.34	[3j]
Weighted average shares outstanding
Basic	65,501				65,501
Diluted	65,932				65,932

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

MAXIMUS, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2018
(In thousands)

	The Company	The Acquired Business [4a]	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$349,245	$—	$150,000	[4b]	$114,126
			(382,662)	[4c]
			(2,457)	[4d]
Short-term investments	20,264	—	—		20,264
Accounts receivable — billed and billable	357,613	46,951	21,710	[4e]	419,557
			(6,717)	[4f]
Accounts receivable — unbilled	31,536	48,113	(21,710)	[4e]	57,506
			(433)	[4f]
Income taxes receivable	5,979	—	—		5,979
Prepaid expenses and other current assets	43,995	868	—		44,863
Total current assets	808,632	95,932	(242,269)		662,295
Property and equipment, net	77,544	7,446	—		84,990
Capitalized software, net	22,429		—		22,429
Goodwill	399,882	76,389	139,131	[4g]	615,402
Intangible assets, net	88,035	—	95,200	[4h]	183,235
Deferred contract costs, net	14,380	—	—		14,380
Deferred compensation plan assets	34,305	—	—		34,305
Deferred income taxes	6,834	—	—		6,834
Other assets	9,959	104	(2,531)	[4f]	7,532
Total assets	$1,462,000	$179,871	$(10,469)		$1,631,402
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$114,378	$5,458	$(5,335)	[4f]	$114,501
Accrued compensation and benefits	95,555	21,261	—		116,816
Deferred revenue	51,182	—	—		51,182
Income taxes payable	4,438	—	—		4,438
Other liabilities	11,896	475	—		12,371
Total current liabilities	277,449	27,194	(5,335)		299,308
Deferred revenue, less current portion	20,394	—	—		20,394
Deferred income taxes	26,377	1,365	(1,365)	[4i]	26,377
Deferred compensation plan liabilities	33,497	—	—		33,497
Long-term debt, less current portion	—	—	150,000	[4b]	150,000
Other liabilities	17,864	476	(476)	[4j]	17,864
Total liabilities	375,581	29,035	142,824		547,440
Total equity	1,086,419	150,836	(2,457)	[4d]	1,083,962
			(150,836)	[4k]
Total liabilities and equity	$1,462,000	$179,871	$(10,469)		$1,631,402
 The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

MAXIMUS, Inc.

UNAUDITED PRO FORMA ADJUSTED EBITDA (Non-GAAP Number)

YEAR ENDED SEPTEMBER 30, 2018

	The Company	The Acquired Business [3a]	Pro Forma Adjustments	Pro Forma Combined
Net income attributable to MAXIMUS	$220,751	$21,261	$(21,592)	$220,420
Interest expense	(2,591)	—	6,391	3,800
Provision for income taxes	78,393	5,072	(5,211)	78,254
Amortization of intangible assets	10,308	2,019	22,301	34,628
Stock compensation expense	20,238	5,653	—	25,891
Acquisition-related expenses	947	—	(547)	400
Depreciation and amortization of property, plant, equipment and capitalized software	51,884	1,603	—	53,487
Adjusted EBITDA	379,930	35,608	1,342	416,880

In completing the Acquisition, the Company borrowed $150 million from its credit facility. Our credit facility agreement requires us to comply with covenants including a maximum total leverage ratio based upon Adjusted EBITDA. This calculation above has been made using the same criteria as that used in preparing the pro forma financial statements. Using this denominator, our total leverage ratio at September 30, 2018, would have been less than 1.0:1.0; under the terms of our covenant we must maintain a ratio below 3.25:1.0.

Adjusted EBITDA is a non-GAAP number. We have included this number and reconciled it to our net income in order to assist our investors in understanding the possible restrictions which might arise from our credit agreement. The presentation of this measure is to supplement, but not replace, other financial measures and it should not be used in isolation or as an alternative to net income or any other measure of performance. Adjusted EBITDA is based upon our credit agreement terms and conditions and so this calculation may not be consistent with similarly-titled measures presented by other companies.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.              Description of the transaction and basis of presentation

On November 16, 2018 (the “Acquisition Date”), MAXIMUS (the "Company") acquired General Dynamics Information Technology's citizen engagement center business (the “Acquired Business”), pursuant to an Asset Purchase Agreement dated October 5, 2018 (the “Acquisition”).

The unaudited pro forma condensed combined financial statements have been prepared based upon the Company’s historical financial information and the historical financial information of the Acquired Business, giving effect to the acquisition and related adjustments described in these notes. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisitions actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results.

2.     Purchase accounting

The Acquisition is being accounted for as a business combination using the acquisition method of accounting, whereby the assets acquired and liabilities assumed are recognized based upon their estimated fair values at the acquisition date. Intangible assets and fixed assets are expensed using a methodology which reflects the estimated realization of their economic benefits.

The fair values of the assets and liabilities, as well as the asset lives of tangible and intangible assets, in the unaudited pro forma condensed combined financial statements are based upon a preliminary assessment of fair value and may change when the final valuation of intangible assets, working capital and tax-related matters are finalized.

The preliminary purchase price for the Acquired Business was based upon a base target of $400 million, to be adjusted for the working capital balance at acquisition. At September 30, 2018, the estimated total consideration and the preliminary allocation of fair value to the related assets and liabilities would have been as follows:

Dollars in thousands	Allocation of estimated purchase price as of September 30, 2018 (Unaudited)
Total cash paid	$382,662

Net working capital balances, excluding balances with the Company	$63,524
Property and equipment	7,446
Other assets	972
Intangible assets — customer relationships	95,200
Net identifiable assets acquired	167,142
Goodwill	215,520

Net assets acquired	$382,662

The intangible assets represent customer relationships acquired. These are expected to be amortized over periods between two and ten years, based upon the nature of the relationship, on a straight-line basis.

3.              Pro Forma Condensed Combined Statements of Operations adjustments and assumptions

a.
The results of the Acquired Business have been prepared using financial reports provided by the seller of the Acquired Business; we combined the results of the Acquired Business for the year ended December 31, 2017, and the results for the nine months ended September 30, 2018, and subtracted the results of the nine months ended October 1, 2017.

b.
Prior to the Acquisition, the Company and the Acquired Business provided services to each other as subcontractors. In each case, the subcontractor would report revenue, which would be reported as cost of revenue by the other party. This adjustment eliminates these transactions, which would be treated as inter-company transactions within a consolidated entity. The eliminated revenue and cost of revenue do not match due to differences in respective accounting treatment.

c.
Prior to the Acquisition, the Acquired Business would have recognized lease rent expense on a straight-line basis with a liability established where expenses exceeded cash payments made. At the Acquisition Date, the lease liability will be eliminated and a new straight-line expense established based upon lease rental expenses between the Acquisition Date and the end of each lease. This adjustment reflects the changes in rent expense which would have been recorded by the consolidated entity.

d.	This adjustment eliminates expenses incurred by the Company directly relating to the Acquisition during the year ended September 30, 2018.

e.	This adjustment eliminates the Acquired Business' historical amortization expense for acquired intangible assets.

f.
This adjustment reflects the estimated intangible asset amortization expense for acquired intangible assets. We estimate that we have acquired $95.2 million of customer relationships. Although most of the customer relationships acquired will provide value over many years, we expect to receive much of the benefit from the customer relationship related to the United States decennial census over a shorter period. Accordingly, we will treat the intangible asset as two separate components with differing asset lives. This will result in an annual expense of $24.3 million for the first two years following the Acquisition Date.

(dollars in thousands)	Useful life	Fair value
Customer relationships - all contracts except U.S. Census	10 years	$58,200
Customer relationships - U.S. Census	2 years	37,000
Total intangible assets		95,200

g.
This adjustment reflects the assumed interest expense associated with the borrowings on the Company's revolving credit facility. On the Acquisition Date, we borrowed $150 million at a floating rate of one-month LIBOR plus 1%. Our interest rate is reset each month, based upon the prevailing LIBOR two days prior to the beginning of the month. Interest expense has been assumed based upon an assumed borrowing of $150 million for the full year.

h.
This adjustment reflects the removal of the Company's United States-based interest income in fiscal year 2018. This interest income was derived from our surplus cash, which would have been used to fund the Acquisition.

i.
This adjustment reflects the assumed tax effect of the addition of the Acquired Business to the Company. These adjustments are based upon the prevailing tax rates experienced by the Company through the year ended September 30, 2018. This included the effect of the passage, in December 2017, of the Tax Cuts and Jobs Act in the United States of America.

j.	The earnings per share calculations have been adjusted to reflect the pro forma transactions outlined above.

4.              Pro Forma Condensed Combined Balance Sheet adjustments and assumptions

a.	The balance sheet of the Acquired Business has been prepared based upon financial reports provided by the seller of the Acquired Business.

b.	This adjustment reflects cash borrowings of $150 million on the revolving credit facility required to complete the acquisition.

c.
Based upon the working capital of the Acquired Business at September 30, 2018, the acquisition price would have been $382.7 million. This adjustment reflects the cash that would have been used to acquire the business had the transaction occurred on this date. On the Acquisition Date, the working capital balance was significantly higher, owing primarily to the impacts of seasonality and the timing of collections of accounts receivable balances.

d.	This adjustment reflects estimated transaction costs incurred by the Company. These payments were incurred between September 30, 2018, and the Acquisition Date.

e.	This adjustment conforms the presentation of billable receivables shown in the Acquired Business' balance sheet as "unbilled" and in the Company's balance sheet as "billed and billable."

f.	At September 30, 2018, the Company and the Acquired Business owed each other balances related to work performed for the other under subcontracts. This represents the elimination of those balances.

g.
This adjustment reflects the recording of goodwill of $215.5 million resulting from the Acquisition, representing the difference between the preliminary estimate of the fair value of the identifiable assets acquired and liabilities assumed and the total estimated purchase price.

h.	This adjustment reflects the preliminary estimate of the fair value of intangible assets acquired of $95.2 million.

i.	The adjustment reflects the elimination of a deferred tax balance of the Acquired Business which did not transfer to the consolidated business.

j.	This adjustment reflects changes to the Acquired Business' operating lease liability. The deficit from past rent payments has been eliminated at acquisition.

k.	This adjustment reflects the elimination of the Acquired Business' historical net equity of $150.8 million as a result of the acquisition.